Exhibit 10.3

Execution Version

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

VIVIAL MEDIA HOLDINGS, INC.

AND

VOLCANO MERGER SUB, INC.

DATED AS OF JUNE 1, 2021

9.7	Survival of Personally Identifiable Information and Nondisclosure Obligations	15

ARTICLE X. COMPLIANCE WITH LAWS AND REGULATIONS		15
10.1	Compliance with Laws	15
10.2	Cooperation	15

ARTICLE XI. INDEMNITY AND LIMITED LIABILITY		16
11.1	Indemnification	16
11.2	Limitation on Liability	17
11.3	Sole and Exclusive Remedy	17
11.4	Procedures	17

ARTICLE XII. FORCE MAJEURE		18
12.1	Force Majeure	18
12.2	Termination on Force Majeure	18

ARTICLE XIII. DISPUTES		18
13.1	Efforts Regarding Resolution Procedure	18
13.2	Appointed Representatives	18
13.3	Dispute Resolution Procedure	18
13.4	Survival of Dispute Resolution Obligations	19

ARTICLE XIV. MISCELLANEOUS		19
14.1	Notices	19
14.2	Assignment and Delegation	20
14.3	Independent Contractor	20
14.4	Performance	21
14.5	Severability	21
14.6	No Recourse	21
14.7	Construction; Interpretation	22
14.8	Amendment	22
14.9	Waiver	22
14.10	No Third-Party Beneficiaries	22
14.11	Governing Law	22
14.12	Submission to Jurisdiction; Waiver of Jury Trial	23
14.13	Specific Performance	23
14.14	Consent	24
14.15	Conflict	24
14.16	Execution of Agreement	24

Schedules

Schedule A Services Provided by SpinCo to Merger Sub for the Acquired Businesses

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (“Agreement”) is dated as of June 1, 2021 (the “Effective Date”), by and between Vivial Media Holdings, Inc., a Delaware corporation (“SpinCo”), and Volcano Merger Sub, Inc., a Delaware corporation (“Merger Sub”). SpinCo and Merger Sub may each be referred to herein individually as a “Party” and together as the “Parties.” As used herein, SpinCo shall include the SpinCo Entities providing Services pursuant to this Agreement, and Merger Sub shall include the Acquired Entities receiving Services pursuant to this Agreement, in each case as the context so requires. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, Vivial Inc., a Delaware corporation (the “Company”), and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of May 31, 2021 (the “Separation Agreement”), pursuant to which (i) the SpinCo Subsidiaries were transferred to SpinCo and (ii) the Company caused the Stockholders to receive on a pro rata basis all the shares of SpinCo Common Stock;

WHEREAS, Kaleyra Inc., a Delaware corporation (“Parent”), Merger Sub, the Company and GSO Special Situations Master Fund LP, an exempted limited partnership formed under the laws of the Cayman Islands, solely in its capacity as the Stockholder Representative, have entered into that certain Agreement and Plan of Merger, dated as of February 18, 2021 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity and with Parent becoming the Company’s sole stockholder; and

WHEREAS, the Separation Agreement and the Merger Agreement provide that, in connection with the consummation of the Merger, the Parties will enter into this Agreement to provide for certain services and other arrangements among the Parties and their respective Subsidiaries following the Separation, all as more fully described herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

SERVICES AND SCOPE OF SERVICES

1.1 Services. Merger Sub hereby engages SpinCo to provide or cause to be provided, and SpinCo hereby agrees to provide or cause to be provided to Merger Sub, solely for the Acquired Business, the services as set forth in Schedule A attached hereto and made a part hereof (as amended, modified or supplemented from time to time in accordance with this Agreement, the “Services”), in each case for the period of time and upon the terms and conditions contained in this Agreement (including Schedule A). Subject to Section 1.2, it is understood that the Services do not include, and SpinCo will not be obligated hereunder to perform or provide to any Service Recipient, any services not expressly set forth in Schedule A hereto.

1.2 Omitted/Modified Services. The Parties acknowledge that for the sake of expediency, Schedule A has been mutually prepared using general descriptions of services and if a Service Recipient, within three (3) months of the Effective Date, (x) reasonably determines that in order to operate its business, it is necessary for SpinCo to (i) provide, or cause to be provided, any services not referenced in Schedule A that were provided by the Company and/or its Affiliates in respect of such Service Recipient’s business as of the day immediately prior to the Separation and are not readily available from a third party at a comparable cost ( “Omitted Services”), or (ii) make any modifications to those Services listed in Schedule A (“Modified Services”), and (y) requests in writing that SpinCo provide an Omitted Service or Modified Service in the manner conducted during the twelve (12)-month period immediately preceding the Effective Date (the “Reference Period”), then the Parties will promptly negotiate in good faith the terms governing any such Omitted Service or Modified Service with respect to (i) the nature and description of such Omitted Service or Modified Service, which shall be consistent with the descriptions of the Services set forth in Schedule A (to the extent applicable to such Omitted Service or Modified Service), (ii) the duration such Omitted Service or Modified Service will be provided, which shall not be longer than the Term, and (iii) the fees for such Omitted Service or Modified Service, which shall be set in the same manner as for the other Services and shall be limited to the actual cost to SpinCo of performing such Omitted Service or Modified Service and any reasonable and documented out-of-pocket expenses. In the event the Parties agree to such terms, the Parties will enter into an amendment to this Agreement amending Schedule A, as applicable, to reflect such Omitted Service or Modified Service, and such Omitted Service or Modified Service shall be deemed to be part of this Agreement and shall be deemed “Services” hereunder from and after the date of such amendment. Notwithstanding the foregoing, SpinCo shall not be required to provide any Omitted Service or Modified Service to the extent that the provision of any such software or service would result in (x) a breach of Contract (in which case, SpinCo will use commercially reasonable efforts to obtain a waiver or consent, if appropriate, the costs of which shall be borne by the applicable Service Recipient), (y) a violation of Law or (z) a waiver of the attorney-client privilege, attorney work product doctrine or any other privilege or immunity.

1.3 Service Recipient. References to a “Service Recipient” herein shall mean Merger Sub or the other Acquired Entities with respect to the Services being provided to it by SpinCo or the other SpinCo Entities.

1.4 Services Standards.

(a) SpinCo shall use commercially reasonable efforts to provide or cause to be provided each of the Services required to be provided by SpinCo in the manner and at a relative nature and quality of service that is equivalent in all material respects to the Company’s and/or its Affiliates’ provision of such Services or other similar services for itself or themselves, as applicable, during the Reference Period with the same standard of care that SpinCo provides its own business. In addition, to the extent the Services involve the collection, use, maintenance, disclosure, or destruction of Personally Identifiable Information, as defined below, such Services shall be performed in a manner consistent with Article IX. The foregoing standards shall be referred to herein as the “Services Standards.” To the extent specified on Schedule A, SpinCo agrees to commit at least the level of personnel staffing designated therein to the provision of such Service (but in any event a level of personnel staffing sufficient to meet the Services Standards). Notwithstanding the foregoing, each Party acknowledges (x) that SpinCo is not in the business of providing the Services (or services of a like nature) to third parties, (y) that the Services are being provided to the applicable Service Recipient by SpinCo solely to facilitate the transactions contemplated by the Merger Agreement and (z) unless mutually agreed to by the Parties in writing, that SpinCo shall not be required to provide the Services beyond the Term. Each Service Recipient agrees that the Services are for the sole use and benefit of such Service Recipient, in each case, solely with respect to the Acquired Business. Each Service Recipient and its Affiliates shall not resell any of the Services to any Person whatsoever and shall not permit the receipt or use of the Services by any Person other than for the conduct of the Acquired Business. For the avoidance of doubt, except as set forth in Schedule A or as expressly provided herein, neither SpinCo nor any of its Affiliates shall be obligated to provide any other services to Service Recipient or any of its Affiliates.

(b) Notwithstanding the foregoing, unless otherwise provided in Schedule A, SpinCo and its Affiliates will not be required to stay in business (or any line of business), replace employees who voluntarily terminate their employment with SpinCo or such Affiliates or take other measures solely to provide any Services to a Service Recipient; provided that any such attrition of employees (due to voluntary termination) shall not relieve SpinCo of its obligation to meet the Service Standard. If such attrition of employees causes SpinCo to be unable to perform any Service or meet the Service Standard, then Merger Sub shall have the right to terminate the affected Services without payment of any Termination Fee, and SpinCo shall refund any Service Fees paid in advance for any Services not performed due to such attrition. Notwithstanding anything to the contrary, SpinCo shall promptly provide Merger Sub with written notice upon (i) a material number of terminations of employees performing Services to a Service Recipient (regardless whether such terminations were voluntary or involuntary), or (ii) SpinCo having a reasonable expectation that Services will not be provided to Service Recipient in the timeline agreed to by the parties. Each Service shall be provided at the location or locations specified in Schedule A, or, if not specified in Schedule A, then at the location or locations at which such Service has been provided by the Company and/or its Affiliates during the Reference Period. Unless otherwise agreed by the Parties in Schedule A, neither SpinCo nor any of its Affiliates shall be required to provide any Service in a location other than where such Service was performed prior to the Closing.

(c) In the event that SpinCo is unable to provide any such Services or sub-service, sub-task or sub-function thereof in a manner consistent with the Services Standards, the Parties shall collaborate in good faith to obtain equivalent replacement services, which shall be reasonably acceptable to the applicable Service Recipient; provided, that until such time as a replacement service is adopted by Merger Sub, SpinCo shall retain responsibility for the provision to the Service Recipients of the Services in a manner consistent with the Services Standards.

(d) Except with respect to quarterly close periods and financial reporting Services as required under Schedule A, SpinCo shall have the right to shut down temporarily for routine scheduled maintenance purposes (which shall be substantially consistent with the operations and maintenance policies of the Company and/or its Affiliates during the Reference Period) the operation of the networks and/or systems providing any Service whenever in SpinCo’s judgment, reasonably exercised, such action is necessary; provided, that such shutdown is planned to take place outside normal business hours, or if not so possible, be planned so that such shutdown does not unduly and adversely affect a Service Recipient’s operations to which the provision of such Service relates. In the event nonscheduled maintenance is reasonably necessary, SpinCo shall notify a Service Recipient as much in advance as reasonably practicable under the circumstances (except where not feasible due to the nature of the event giving rise to such nonscheduled maintenance (e.g., emergency security patches)). SpinCo shall be relieved of its obligations to provide Services that require the use of such networks or systems only for the period of time that such networks and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to disrupt the conduct of the business of Recipient in the ordinary course.

(e) SpinCo may use reasonably qualified subcontractors to provide some or all of the Services. If SpinCo delegates any of its responsibilities under this Agreement to any of its subsidiaries or uses subcontractors in the performance thereof, then the SpinCo shall remain fully responsible for the actions and performance of such subsidiary or subcontractor to the extent the SpinCo would be responsible hereunder if performing such obligations itself and such subsidiary or subcontractor shall be deemed to be the SpinCo hereunder for purposes of defining its performance obligations with respect to such delegated Service(s).

1.5 Third-Party Consents. Subject to the terms and conditions of the Merger Agreement, in the event there is any restriction or limitation of any kind on SpinCo under an existing Contract with a third party that would restrict or limit the nature, quality, standard of care, or ability to provider any Services, SpinCo shall, as promptly as practicable, (a) obtain, keep, and maintain in effect any necessary waivers, consents, licenses, permissions or similar approvals from such third party or to modify such existing Contract to enable SpinCo to provide such Services to the applicable Service Recipient at the Services Standards set forth herein, or (b) if any such waiver, consent, license, permission, approval or modification cannot be obtained as a result of such efforts, adopt such alternative approaches as are commercially reasonable to allow SpinCo to provide the Services to the applicable Service Recipient without such required consent; provided, that such alternative approaches do not adversely impact the Service Standards in any material respect; provided, further, that no waiver, consent, license, permission, approval or modification required with respect to the Service Recipient and any Shared Contract (as defined in, and set forth on Schedule 1.1(b) to the Separation Agreement) shall be borne by SpinCo other than those expressly set forth on Schedule A. The Parties acknowledge and agree that there can be no assurance that SpinCo’s efforts pursuant to this Section 1.5 will be successful or that SpinCo will be able to obtain such consents on acceptable terms or at all and the Parties acknowledge that such Contracts may preclude partial transfer or assignments or operation of a Service on behalf of unaffiliated entities.

1.6 Forwarding of Correspondence.

(a) For a period of twelve (12) months from the Effective Date, SpinCo shall forward to Merger Sub any e-mail, facsimile, postal mail or telephone inquiries that any SpinCo Entity receives relating to the Acquired Business or the Acquired Entities and shall promptly after the Effective Date file complete and adequate forwarding notices with the postal officials and appropriate telephone utilities provided by Merger Sub for the forwarding to Merger Sub of all mail and telephone calls relating to the Acquired Business or the Acquired Entities. In addition, to the extent any SpinCo Entity receives any payments attributable to the Acquired Business, SpinCo shall cause such SpinCo Entity to forward the same, as well as all material supporting documents including copies of checks documenting such payments and any documentation provided by customers for payment deductions taken by customers, to Merger Sub as promptly as practicable.

(b) For a period of twelve (12) months from the Effective Date, Merger Sub shall forward to SpinCo any e-mail, facsimile, postal mail or telephone inquiries that any Acquired Entity receives relating to the SpinCo Business or the SpinCo Entities and shall promptly after the Effective Date file complete and adequate forwarding notices with the postal officials and appropriate telephone utilities provided by SpinCo for the forwarding to SpinCo of all mail and telephone calls relating to the SpinCo Business or the SpinCo Entities. In addition, to the extent any Acquired Entity receives any payments attributable to the SpinCo Business, Merger Sub shall cause such Acquired Entity to forward the same, as well as all material supporting documents including copies of checks documenting such payments and any documentation provided by customers for payment deductions taken by customers, to SpinCo as promptly as practicable.

(c) The provisions of this Section 1.6 are not intended to, and shall not, be deemed to constitute a disclosure of (i) Privileged Communications or waiver of attorney-client privilege, or (ii) SpinCo Confidential Information or Merger Sub Confidential Information.

ARTICLE II.

TERM AND TERMINATION

2.1 Term of Services. The Services to be provided under this Agreement shall commence as of the Effective Date and, with respect to each Service, shall continue until the “Service Termination Date” for such Service, which shall be the last day of the applicable transition period for such Service as specified in Schedule A (or such later or earlier time the Parties mutually agree in writing); provided, however, that any Service provided hereunder may be terminated in accordance with Section 2.3.

2.2 Term of Agreement. This Agreement shall remain in full force and effect until the earlier of (a) the last Service Termination Date and (b) the date on which this Agreement is effectively terminated in accordance with Section 2.3 (the “Term”).

2.3 Termination.

(a) Any Service Recipient may terminate, in its sole and absolute discretion, in whole or in part, one or more of the Services provided to such Service Recipient pursuant to this Agreement (i) in accordance with Sections 10.2, 12.2, 13.3 and 14.5; and (ii) for convenience as of the end of any calendar month upon at least sixty (60) days advance written notice to SpinCo and, only in the case of termination for convenience pursuant to clause (ii) above, payment of the Termination Fee pursuant to Section 3.2; provided, that no termination for convenience pursuant to clause (ii) above or the termination provision set forth in Schedule A shall be effective in the event that SpinCo demonstrates that a proposed termination of any part of the Services will materially and adversely affect SpinCo’s ability to provide any part of the other Services provided by SpinCo, in which case the Parties shall meet and discuss such proposed termination in order to reach an amicable conclusion.

(b) SpinCo may terminate, in its sole and absolute discretion, one or more of the Services provided SpinCo pursuant to this Agreement, in accordance with Sections 4.1, 10.2, 12.2, 13.3 and 14.5.

(c) If either Party materially breaches any of its material obligations under this Agreement and such Party does not cure such breach within thirty (30) days (or such other period as the Parties agree in writing) after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, in whole or in part (with respect to the Services to which the breach relates), by providing written notice of termination to the Party in breach (it being understood that this Section 2.3(c) shall not limit the Parties’ obligations pursuant to ARTICLE XIII).

(d) This Agreement or any Service may be terminated by the mutual written agreement of the Parties.

(e) Notwithstanding anything to the contrary herein, upon termination of any of the Services provided pursuant to this Agreement, SpinCo shall have no further obligation to provide such terminated Service(s) and SpinCo shall cease and shall cause its Affiliates to cease providing such terminated Service(s). A Party’s obligation to pay monies owed to another Party for Services provided prior to the effective date of such termination shall (i) survive the termination or expiration of such Services and (ii) shall be paid in compliance with Section 4.1. Any termination or expiration with respect to any Service shall not terminate the applicability of this Agreement to any other Service then being provided under this Agreement, except with respect to those Services where the provision of such Service is dependent on any terminated Services as designated in Schedule A, in which case the termination or expiration of such Service shall also terminate all Services that are so dependent thereon.

(f) A Party’s obligations to another Party under this ARTICLE II (Term and Termination), ARTICLE III (Services Fee), ARTICLE IV (Billing and Payment), ARTICLE VII (Books and Records), ARTICLE VIII (Confidential Information), ARTICLE IX (Personally Identifiable Information), ARTICLE X (Compliance with Laws and Regulations), ARTICLE XI (Indemnification and Limited Liability), ARTICLE XII (Force Majeure), ARTICLE XIII (Disputes) and ARTICLE XIV (Miscellaneous) shall survive the termination of this Agreement.

ARTICLE III.

SERVICES FEE

3.1 Service Fees. Merger Sub agrees, in consideration for the Services actually rendered to the Service Recipients pursuant to this Agreement, to pay the applicable amounts set forth for such Services in Schedule A (such amounts, the “Service Fees”). Pricing for the Omitted Services and Modified Services shall be established on the same basis and methodology as that used to set the amounts in Schedule A as of the Effective Date. Except as otherwise set forth in Schedule A, the Service Fees shall be paid in accordance with and subject to Section 4.1. Unless otherwise set forth in Schedule A or otherwise agreed in writing, the pricing of any Service provided during the Term hereunder shall be based on SpinCo’s reasonable direct costs of providing such Service (which cost shall not include any allocation of overhead), including the salary of individuals providing the Services, any benefits paid or provided to such employees prior to the applicable Service Termination Date, cost of any materials reasonably required to perform the Service, any incidental documented out-of-pocket costs and expenses reasonably incurred by SpinCo in providing such Service including but not limited to, air fare (coach class), lodging, meals, mileage, parking and ground transportation, in each case in accordance with such SpinCo’s standard policies with respect to such incidental costs and expenses.

3.2 Termination Fee. If this Agreement is terminated by Merger Sub pursuant to Section 2.3(a)(ii), then Merger Sub shall pay to SpinCo in connection with any such termination, a fee in an amount equal to fifty percent (50%) of the sum of (x) each Service Fee for each Service as specified in Schedule A multiplied by (y) the number of remaining months until the Service Termination Date for such Service as specified in Schedule A (the “Termination Fee”) by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by SpinCo within five (5) Business Days after written notice of such termination is provided to SpinCo.

3.3 Adjustment of Service Fees. Subject to Section 3.2, to the extent that the Parties mutually agree to modify, amend, delete or add to the Services, or a Party terminates any Service in accordance with Section 2.3, the Appointed Representatives shall determine in good faith an equitable adjustment to the amounts paid by the Parties pursuant to Section 3.1.

ARTICLE IV.

BILLING AND PAYMENT

4.1 Payment Terms. Merger Sub shall pay SpinCo the aggregate Service Fee (calculated in accordance with Schedule A and this Agreement) in advance prior to the start of the month in which SpinCo will provide the Services. If Merger Sub fails to timely pay the aggregate Service Fee when due and payable in accordance with Schedule A and this Agreement, SpinCo has the right to immediately terminate this Agreement, in whole or in part, by providing written notice of termination to Merger Sub.

4.2 Survival of Payment Obligations. Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this ARTICLE IV regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE V.

INTELLECTUAL PROPERTY

5.1 Ownership and Licensing of Intellectual Property.

(a) As between the Parties, Merger Sub (or the applicable Service Recipient) shall be the sole owner of all financial data deliverables delivered by SpinCo to Merger Sub or such Service Recipient as part of the Services performed under this Agreement (e.g., financial reports, financial documents or financial data).

(b) If, in connection with the provision of any of the Services, any Service Recipient provides, or provides access to, any documents, information, data or other items containing or comprising, or otherwise requiring the use of, any Intellectual Property owned by such Service Recipient, Service Recipient hereby grants to SpinCo, during the period prior to the Service Termination Date of the applicable Service, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up license with respect to such Intellectual Property to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit such documents, information, data and other items containing or comprising, or otherwise requiring the use of, such Intellectual Property, solely to the extent necessary to provide or receive the applicable Services in accordance with this Agreement.

(c) SpinCo hereby grants the applicable Service Recipient a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up license to use any Intellectual Property owned by SpinCo or its subcontractors that is embedded in any financial data deliverable delivered by SpinCo to such Service Recipient as part of the Services performed under this Agreement, solely to the extent necessary for such Service Recipient to receive and use such financial data deliverable.

(d) Except as otherwise expressly provided in this Agreement, the Merger Agreement or the Separation Agreement, (i) no Party shall have any rights or licenses with respect to any Intellectual Property of the other Party and (ii) each Party shall retain all right, title and interest in and to all Intellectual Property owned by such Party and used in connection with the performance or receipt of the Services under this Agreement. All rights and licenses not expressly granted in this Agreement, the Separation Agreement or the Merger Agreement are expressly reserved by the relevant Party.

ARTICLE VI.

LIMITED WARRANTY

6.1 Limited Warranty. SpinCo represents, warrants, and agrees (a) to perform the Services in a manner consistent with the Services Standards, (b) that, subject to and in accordance with Section 1.5 (Third Party Consents), it has all permits, licenses, approvals, and consents required to perform the Services, and (c) to perform the Services in accordance with applicable Law. THE LIMITED WARRANTY PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE IS THE SOLE WARRANTY WITH RESPECT TO THE SERVICES. EACH OF THE PARTIES, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, EXPRESSLY DISCLAIMS (A) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF MERCHANTABILITY, WORKMANSHIP, DESIGN, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT; AND (B) THAT THE SERVICES PROVIDED HEREUNDER WILL YIELD ANY GIVEN OR STATED ECONOMIC, FINANCIAL, PROFIT OR BUSINESS RESULT TO A SERVICE RECIPIENT OR WILL RESULT IN A SERVICE RECIPIENT HAVING ANY GIVEN STANDING OR POSITION IN ANY BUSINESS, MARKET OR PRODUCT.

ARTICLE VII.

BOOKS AND RECORDS

7.1 Access to Books and Records. For a period commencing on the Effective Date and ending on the sixth anniversary of the Effective Date, the Parties shall use commercially reasonable efforts to maintain all books and records relating to the provision of the Services hereunder and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the other Party, as reasonably requested; provided, that such request is provided with a minimum of fifteen (15) days’ prior written notice. If at any time after the Effective Date, any Party requires copies of such books and records, the other Party shall provide a copy thereof (at the expense of the requesting Party) as promptly as reasonably practicable.

7.2 Survival of Books and Records Obligations. Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this ARTICLE VII shall survive such expiration or earlier termination until fulfilled.

ARTICLE VIII.

CONFIDENTIAL INFORMATION

8.1 SpinCo Confidential Information. From and after the Effective Time, subject to Section 8.3 and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, Merger Sub shall not, and shall cause the Acquired Entities and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of Merger Sub or the Acquired Entities who reasonably need to know such information in providing services to any Acquired Entity, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. Merger Sub shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “SpinCo Confidential Information” means any information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, designs, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), other communications containing information not generally known to the public, memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and all other technical, financial, employee or business information or data (“Information”) to the extent relating to the SpinCo Business furnished or made available to or accessible by, or otherwise in the possession of, any Acquired Entity, including as a result of or in connection with the provision of any Services hereunder or the performance of any Transaction Document or the Merger Agreement irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any Acquired Entity or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided, that SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that: (a) is Personally Identifiable Information, which shall be handled in accordance with the terms and conditions set forth in ARTICLE IX, (b) is or becomes generally available to the public, other than as a result of any use or disclosure by any Acquired Entity or any of its Representatives not otherwise permissible under this Section 8.1 or any other Transaction Document, (c) Merger Sub can demonstrate was or became available to Merger Sub or any of its Representatives after the Effective Time from a source other than SpinCo or its Representatives, provided, that such source was not known by Merger Sub to be bound by a contractual, legal or fiduciary obligation of confidentiality to any SpinCo Entity with respect to such Information or (d) is developed independently by any Acquired Entity or any of its Representatives without use or reference to the SpinCo Confidential Information.

8.2 Merger Sub Confidential Information. From and after the Effective Time, subject to Section 8.3 and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause the SpinCo Entities and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or the SpinCo Entities who reasonably need to know such information in providing services to any SpinCo Entity, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Merger Sub Confidential Information. If any disclosures are made in connection with providing services to any SpinCo Entity under this Agreement, any other Transaction Document or the Merger Agreement, then the Merger Sub Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Merger Sub Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “Merger Sub Confidential Information” means any Information to the extent relating to the Acquired Business furnished or made available to or accessible by, or otherwise in the possession of, any SpinCo Entity as a result of or in connection with the provision of any Service hereunder or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any SpinCo Entity or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided, that Merger Sub Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (a) is Personally Identifiable Information, which shall be handled in accordance with the terms and conditions set forth in ARTICLE IX, (b) is or becomes generally available to the public, other than as a result of any use or disclosure by any SpinCo Entity or any of its Representatives not otherwise permissible under this Section 8.2 or any other Transaction Document, (c) SpinCo can demonstrate was or became available to SpinCo or any of its Representatives after the Effective Time from a source other than Merger Sub or its Representatives; provided, that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to any Acquired Entity with respect to such Information or (d) is developed independently by any SpinCo Entity or any of its Representatives without use or reference to the Merger Sub Confidential Information.

8.3 Permitted Disclosure. Notwithstanding the provisions of Section 8.1 and Section 8.2, Merger Sub or its Representatives may disclose SpinCo Confidential Information, and SpinCo and its Representatives may disclose Merger Sub Confidential Information: (a) to the extent such Party or such Representative is required or compelled to disclose any such Merger Sub Confidential Information or SpinCo Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (b) as required in connection with any (i) an Action by any Acquired Entity, on the one hand, against any SpinCo Entity, on the other hand, or (ii) an Action by any SpinCo Entity, on the one hand, against any Acquired Entity, on the other hand, (c) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (d) as necessary for a Party to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any other Transaction Document or (e) to Governmental Entities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Merger Sub Confidential Information or SpinCo Confidential Information is made pursuant to clause (a), (c) or (e) above (other than with respect to any such Information furnished pursuant to the provisions of ARTICLE VII), as applicable, the Person receiving such request or demand or other disclosure requirement shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party or any of its Representatives that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Merger Sub Confidential Information, as the case may be, to the extent required by such Governmental Entity, stock exchange or applicable Law (as so advised by counsel); provided, that such disclosing Party shall furnish only that portion of such SpinCo Confidential Information or Merger Sub Confidential Information which is legally required to be furnished.

8.4 Destruction of Confidential Information. Each Party shall, at the request of the other Party upon termination of this Agreement, as soon as practicable and except as required to be maintained to comply with provisions of the Merger Agreement, the Separation Agreement or applicable Law, (a) return to the other Party originals of all Confidential Information of such other Party or any of its Affiliates in a tangible form and (b) destroy all copies thereof and all notes, extracts or summaries based thereon. Each Party shall, at the other Party’s request, confirm compliance with this Section 8.4 in a writing signed by one of such Party’s authorized officers.

8.5 Survival of Confidentiality and Nondisclosure Obligations. The confidentiality and nondisclosure obligations of this ARTICLE VIII shall survive the expiration or termination of this Agreement.

ARTICLE IX.

PERSONALLY IDENTIFIABLE INFORMATION

9.1 Personally Identifiable Information. As it is used in this Agreement, the term “Personally Identifiable Information” means information about an individual that either (a) contains data elements that identify the individual or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. Personally Identifiable Information includes, but is not limited to, all information concerning or related to customer accounts, or prospects of such accounts, that is disclosed to a Party or any of its Affiliates (or to which a Party or any of its Affiliates gains access pursuant to the transactions contemplated under this Agreement, the Merger Agreement or the Separation Agreement), regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include but not be limited to (i) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, and passport number, (ii) health information, including any information relating to treatment or conditions, (iii) financial information, including credit or debit card numbers, account numbers, access codes, credit report information, insurance policy number and (iv) demographic information.

9.2 Limitations on Collection, Use and Disclosure.

(a) With respect to any Personally Identifiable Information owned by SpinCo or any of the SpinCo Entities and in the possession of, or received or otherwise accessed by or for, Merger Sub or any of the Acquired Entities (collectively, “SpinCo Personally Identifiable Information”), Merger Sub shall not, and shall cause the Acquired Entities and its and their respective Representatives not to, collect, use, or disclose such SpinCo Personally Identifiable Information in any manner that violates this Agreement or applicable Law. Merger Sub shall, and shall cause the Acquired Entities and its and their respective Representatives to, collect, use, disclose, and maintain such SpinCo Personally Identifiable Information in accordance with SpinCo’s policies, procedures and customer and consumer notifications concerning Personally Identifiable Information (the “SpinCo Policies and Procedures”). SpinCo shall provide copies of the SpinCo Policies and Procedures, and any changes therein, upon request. For the avoidance of doubt, none of Merger Sub or any Acquired Entity or any of its or their respective Representatives shall use any portion of such SpinCo Personally Identifiable Information for any purpose not authorized herein.

(b) With respect to any Personally Identifiable Information owned by Merger Sub or any of the Acquired Entities and in the possession of, or received or otherwise accessed by or for, SpinCo or any of the SpinCo Entities (collectively, “Merger Sub Personally Identifiable Information”), SpinCo shall not, and shall cause the SpinCo Entities and its and their respective Representatives not to, collect, use, or disclose such Merger Sub Personally Identifiable Information in any manner that violates this Agreement or applicable Law. SpinCo shall, and shall cause the SpinCo Entities and its and their respective Representatives to, collect, use, disclose, and maintain such Merger Sub Personally Identifiable Information in accordance with Merger Sub’s policies, procedures and customer and consumer notifications concerning Personally Identifiable Information (the “Merger Sub Policies and Procedures”). Merger Sub shall provide copies of the Merger Sub Policies and Procedures, and any changes therein, upon request. For the avoidance of doubt, none of SpinCo or any of the SpinCo Entities or any of its or their respective Representatives shall use any portion of such Merger Sub Personally Identifiable Information for any purpose not authorized herein.

9.3 Permitted Collection, Use and Disclosure.

(a) Merger Sub shall be permitted to: (i) collect, use, and disclose SpinCo Personally Identifiable Information to the Acquired Entities and its and their respective Representatives, but only to the extent reasonably necessary in order for Merger Sub and the Acquired Entities to perform their respective obligations and exercise their respective rights and remedies under this Agreement to the extent not prohibited by applicable Law, and Merger Sub shall, and shall cause the Acquired Entities to, take all such action as shall be necessary or desirable in order to ensure that each of such persons maintains the privacy and security of any SpinCo Personally Identifiable Information that is so collected, used or disclosed and shall be responsible for any breach of this ARTICLE IX by any such person; and (ii) disclose any SpinCo Personally Identifiable Information if Merger Sub (A) determines (on the advice of its counsel) that it is required to disclose such SpinCo Personally Identifiable Information pursuant to applicable Law or (B) receives any demand under lawful process or from any Governmental Authority to disclose or provide such SpinCo Personally Identifiable Information; provided, that, in the case of this subclause (B), Merger Sub shall notify SpinCo prior to disclosing or providing such SpinCo Personally Identifiable Information and shall cooperate, at SpinCo’s expense, in seeking any reasonable protective arrangements requested by SpinCo. In any event, Merger Sub shall furnish only that portion of such SpinCo Personally Identifiable Information which is legally required to be furnished and shall exercise its commercially reasonable efforts to obtain protective treatment of such SpinCo Personally Identifiable Information.

(b) SpinCo shall be permitted to: (i) collect, use, and disclose Merger Sub Personally Identifiable Information to the SpinCo Entities and its and their respective Representatives, but only to the extent reasonably necessary in order for SpinCo and the other SpinCo Entities to perform their respective obligations and exercise their respective rights and remedies under this Agreement to the extent not prohibited by applicable Law, and SpinCo shall, and shall cause the SpinCo Entities to, take all such action as shall be necessary or desirable in order to ensure that each of such persons maintains the privacy and security of any Merger Sub Personally Identifiable Information that is so collected, used or disclosed and shall be responsible for any breach of this ARTICLE IX by any such person; and (ii) disclose any Merger Sub Personally Identifiable Information if SpinCo (A) determines (on the advice of its counsel) that it is required to disclose such Merger Sub Personally Identifiable Information pursuant to applicable Law or (B) receives any demand under lawful process or from any Governmental Authority to disclose or provide such Merger Sub Personally Identifiable Information; provided, that, in the case of this subclause (B), SpinCo shall notify Merger Sub prior to disclosing or providing such Merger Sub Personally Identifiable Information and shall cooperate, at Merger Sub’s expense, in seeking any reasonable protective arrangements requested by Merger Sub. In any event, SpinCo shall furnish only that portion of such Merger Sub Personally Identifiable Information which is legally required to be furnished and shall exercise its commercially reasonable efforts to obtain protective treatment of such Merger Sub Personally Identifiable Information.

9.4 Protection of Personally Identifiable Information.

(a) With respect to any SpinCo Personally Identifiable Information, Merger Sub shall, and shall cause the Acquired Entities to, at all times implement and maintain reasonable and appropriate privacy measures and administrative, physical and technical security measures to safeguard the confidentiality, integrity, and availability of such SpinCo Personally Identifiable Information. Such privacy and security measures shall be compliant with applicable Law and applicable privacy policies and customer and consumer notifications. Merger Sub shall, and shall cause the Acquired Entities to, limit access to such SpinCo Personally Identifiable Information to those of its and the Acquired Entities’ Representatives who have a specific need for such access in order for Merger Sub and the Acquired Entities to perform their respective obligations and exercise their respective rights and remedies under this Agreement or to otherwise perform a legitimate business purpose, and shall not transfer or give access to any third party (other than any such Representative for such purposes) without the other party’s approval (not to be unreasonably withheld, conditioned or delayed).

(b) With respect to any Merger Sub Personally Identifiable Information, SpinCo shall, and shall cause the SpinCo Entities to, at all times implement and maintain reasonable and appropriate privacy measures and administrative, physical and technical security measures to safeguard the confidentiality, integrity, and availability of such Merger Sub Personally Identifiable Information. Such privacy and security measures shall be compliant with applicable Law and applicable privacy policies and customer and consumer notifications. SpinCo shall, and shall cause the SpinCo Entities to, limit access to such Merger Sub Personally Identifiable Information to those of its and the SpinCo Entities’ Representatives who have a specific need for such access in order for SpinCo and the SpinCo Entities to perform their respective obligations and exercise their respective rights and remedies under this Agreement or to otherwise perform a legitimate business purpose, and shall not transfer or give access to any third party (other than any such Representative for such purposes) without the other party’s approval (not to be unreasonably withheld, conditioned or delayed).

9.5 Breaches of Personally Identifiable Information.

(a) Immediately upon discovery of an actual or suspected breach of the privacy or security of SpinCo Personally Identifiable Information, Merger Sub shall provide notice to SpinCo explaining the nature and scope of the incident. In such cases, Merger Sub shall cooperate in any investigation SpinCo deems reasonably necessary (including without limitation any forensic investigation) and Merger Sub shall pay all costs relating to breach notification, breach remediation, and identity protection services that SpinCo reasonably determines need to be furnished to affected customers and consumers.

(b) Immediately upon discovery of an actual or suspected breach of the privacy or security of Merger Sub Personally Identifiable Information, SpinCo shall provide notice to Merger Sub explaining the nature and scope of the incident. In such cases, SpinCo shall cooperate in any investigation Merger Sub deems reasonably necessary (including without limitation any forensic investigation) and SpinCo shall pay all costs relating to breach notification, breach remediation, and identity protection services that Merger Sub reasonably determines need to be furnished to affected customers and consumers.

9.6 Destruction of Personally Identifiable Information.

(a) Upon the request of SpinCo, Merger Sub shall, as soon as practicable and except as required to be maintained by Law, securely destroy, and cause to be securely destroyed all copies of SpinCo Personally Identifiable Information made available to Merger Sub or any of the Acquired Entities, and, at SpinCo’s request, such destruction shall be confirmed in writing by one of Merger Sub’s authorized officers. At all times, SpinCo Personally Identifiable Information that is destroyed shall be disposed of in a manner consistent with Payment Card Industry Data Security Standards requirements and all other applicable Laws and industry standards to ensure that data cannot be read or reconstructed from any records of any kind. Nothing in this Section 9.6 shall authorize Merger Sub to destroy information that is required to be maintained or retained under applicable Law.

(b) Upon the request of Merger Sub, SpinCo shall, as soon as practicable and except as required to be maintained by Law, securely destroy, and cause to be securely destroyed all copies of Merger Sub Personally Identifiable Information made available to SpinCo or any of the SpinCo Entities, and, at Merger Sub’s request, such destruction shall be confirmed in writing by one of SpinCo’s authorized officers. At all times, Merger Sub Personally Identifiable Information that is destroyed shall be disposed of in a manner consistent with Payment Card Industry Data Security Standards requirements and all other applicable Laws and industry standards to ensure that data cannot be read or reconstructed from any records of any kind. Nothing in this Section 9.6 shall authorize SpinCo to destroy information that is required to be maintained or retained under applicable Law.

9.7 Survival of Personally Identifiable Information and Nondisclosure Obligations. The protections and obligations set forth in this Article shall survive the expiration or termination of this Agreement.

ARTICLE X.

COMPLIANCE WITH LAWS AND REGULATIONS

10.1 Compliance with Laws. Each Party shall give all notices and obtain all Permits necessary for the provision of the Services required by applicable Laws and shall comply, at its own expense, with all Laws applicable to such Party in the operation of its business and performance of its obligations under this Agreement, including all applicable Laws concerning privacy and data protection.

10.2 Cooperation.

(a) Cooperation Generally. The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Services and to minimize expense, distraction and disturbance to the other Party in performance of their respective obligations hereunder. Without limiting the generality of the foregoing and subject to ARTICLE IX, Service Recipient will provide to SpinCo in a timely manner, access to personnel and information required or reasonably requested by SpinCo in connection with providing the Services; provided, however, Service Recipient shall not be required to provide access to information that (x) is competitively sensitive or would waive legal privilege (provided, that in such case Service Recipient shall use commercially reasonable efforts to provide SpinCo with such information in a form and/or manner that would not result in competitive harm or waive legal privilege), (y) requires a third-party consent, which Service Recipient, despite using commercially reasonable efforts, is not able to obtain or (z) would be in violation of applicable Law; provided, that, in each case of clause (x) and (y), SpinCo will not be liable for breach of this Agreement for a failure to provide a Service to the extent that such failure resulted from the failure of Service Recipient to provide access to such information.

(b) Third-Party Notice. If a Service results in either Party or any of their respective Affiliates being given notice from a third party alleging that it is in material violation of the rights of such third party, the Parties will refer such matter to the Appointed Representatives and, to the extent deemed necessary or appropriate by the Appointed Representatives, the Parties will cooperate in an effort to provide the Service in a manner that does not materially violate the rights of the third party. In the event that the Appointed Representatives are unable to agree about how to proceed, or determines that the Parties are unable to provide the Service in a manner that does not materially violate the rights of the third party, either Party may immediately terminate such Service upon written notice to the other Party.

(c) Governmental Authority Notice. If a Service results in either Party or any of their respective Affiliates being given notice from a Governmental Authority that it is in violation of a Law, the Parties will cooperate to provide the Service in a manner that is not in violation of such Law. In the event that the Parties are unable to do so, either Party may immediately terminate such Service upon written notice to the other Party.

(d) Advice of Counsel. If either Party receives advice of counsel from which the Party concludes, within its reasonable discretion, that the provision of a Service may result in an unreasonable business risk (including with respect to either the violation of a Law or the material violation of the rights of a third party), the Parties will refer such matter to the Appointed Representatives and, to the extent deemed necessary or appropriate by the Appointed Representatives, the Parties will cooperate to provide the Service in a way that avoids such unreasonable business risk. In the event that the Parties are unable to do so, either Party may immediately terminate such Service upon written notice to the other Party.

(e) Code of Conduct and Ethics. (i) Each of Merger Sub and SpinCo shall, and shall cause each of their respective subsidiaries and its and their respective officers, directors, employees, agents and representatives, to comply with their own respective Code of Conduct and Ethics in connection with the Services and communications and interactions with the other party and (ii) each Service Recipient shall, and shall cause its officers, directors, employees, agents and representatives to, provide clear instructions and reasonable deadlines with respect to instructions and requests relating to the Services.

ARTICLE XI.

INDEMNITY AND LIMITED LIABILITY

11.1 Indemnification.

(a) SpinCo agrees to release, discharge, defend, indemnify, save and hold harmless Merger Sub, the Acquired Entities and its and their respective members, stockholders, directors, managers, officers, employees and agents, and each of the foregoing’s respective heirs, executors, successors and permitted assigns (collectively, the “Merger Sub Indemnified Parties”) from and against any and all claims, demands, suits, losses (including reasonable attorney’s fees and expenses), liabilities, penalties, actions and damages (“Claims”) imposed on, sustained by, incurred or suffered by, or asserted against, any of the Merger Sub Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise, to the extent, directly or indirectly, arising from or related to the fraud, gross negligence, willful misconduct or violation of Law by SpinCo, and its employees, subcontractors, and third-party providers, except to the extent such Claims are caused by the fraud, gross negligence, willful misconduct or violation of Law by any of the Merger Sub Indemnified Parties.

(b) Merger Sub agrees to release, discharge, defend, indemnify, save and hold harmless SpinCo, the SpinCo Entities and its and their respective members, stockholders, directors, managers, officers, employees and agents, and each of the foregoing’s respective heirs, executors, successors and permitted assigns (collectively, the “SpinCo Indemnified Parties”), from and against any and all Claims imposed on, sustained by, incurred or suffered by, or asserted against, any of the SpinCo Indemnified Parties, whether in respect of third-party claims, claims between the Parties, or otherwise, to the extent, directly or indirectly, arising from or related to (i) SpinCo’s performance of this Agreement or (ii) fraud, gross negligence, willful misconduct or violation of Law by Merger Sub, and its employees, subcontractors, and third-party providers, except in the case of clauses (i) and (ii), to the extent such Claims are caused by the fraud, gross negligence, willful misconduct or violation of Law by any of the SpinCo Indemnified Parties.

11.2 Limitation on Liability(a) .

(a) No Party or any of its Affiliates shall be liable under this Agreement, or otherwise in connection with the Services to be provided hereunder, for any amount in excess of the aggregate amount of Service Fees received by such Party and its Affiliates from the other Party and its Affiliates pursuant to ARTICLE III and ARTICLE IV of this Agreement.

(b) EXCEPT AS SET FORTH IN THIS ARTICLE XI, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATE(S) OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT, THE PROVISION OR THE FAILURE TO PROVIDE THE SERVICES, THE TERMINATION OF THIS AGREEMENT OR ANY SERVICE OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, FOR LOSS OF USE, INTERRUPTION OF BUSINESS, ANY INDIRECT, SPECIAL, LIQUIDATED, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (IN EACH CASE, OTHER THAN FOR DIRECT CLAIMS BY THIRD PARTIES), REGARDLESS OF THE LEGAL BASIS OF LIABILITY OR LEGAL OR EQUITABLE PRINCIPLE INVOLVED (INCLUDING VIOLATION OF LAW, BREACH OF CONTRACT, BREACH OF EXPRESS OR IMPLIED WARRANTY, INDEMNIFICATION, NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY, LIABILITY WITHOUT FAULT, OTHER TORT, PERSONAL INJURY, DEATH, DAMAGE TO OR LOSS OF PROPERTY OR EQUIPMENT, BUSINESS INTERRUPTION OR DOWNTIME COSTS, LOSS OF PROFITS, LOSS OF REVENUES OR OTHERWISE).

11.3 Sole and Exclusive Remedy. The Parties’ right to indemnification under this ARTICLE XI shall be the sole and exclusive remedy at Law for a breach of this Agreement.

11.4 Procedures. Any claim for indemnification or defense under this Agreement shall be made in accordance with the procedures set forth in ARTICLE XIII of this Agreement. This ARTICLE XI will survive any expiration or termination of this Agreement.

ARTICLE XII.

FORCE MAJEURE

12.1 Force Majeure. SpinCo and its Affiliates shall not be liable to any Service Recipient or any of its Affiliates for any loss, cost or damage for delay or non-performance of any of its obligations hereunder resulting from any requirement or intervention of civil or military authorities or other agencies of the government, or by reason of any other causes whatsoever not reasonably within the control of SpinCo or its Affiliates, including, but not limited to, acts of God, war, riot, insurrection, civil violence or disobedience, blockages, embargoes, sabotage, epidemics, fire, strikes, lock-outs or other industrial or labor disturbances occurring with respect to those sites for which the Services are being provided hereunder, lightning, hurricanes, explosions and delay of carriers (all of the foregoing referred to hereinafter as a “Force Majeure”). Upon the occurrence of a Force Majeure, SpinCo shall notify Merger Sub promptly of the cause of the Force Majeure, and the estimated time that such Force Majeure shall continue. SpinCo shall thereafter use its reasonable efforts to overcome the Force Majeure; provided, however, that the settlement of strikes, lock-outs and other industrial or labor disturbances shall be entirely within the discretion of SpinCo and its Affiliates, and SpinCo and its Affiliates shall not be required to make settlement of strikes, lock-outs and other industrial or labor disturbances by acceding to the demands of any opposing third party or parties when such course is unfavorable in the judgment of SpinCo and its Affiliates. No Service Recipient shall be required to pay for any disrupted Services during the period in which it is not being provided such Services. SpinCo agrees that if it or any of its Affiliates experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any of the Services (by reason of Force Majeure or otherwise) and is unable to fulfill the applicable Service Recipient’s requirements for such Services, SpinCo shall ensure that the applicable Service Recipient is treated no less favorably than any other business of SpinCo in the allocation by SpinCo between such businesses and the applicable Service Recipient of such affected Services. Upon the cessation of Force Majeure, SpinCo will use commercially reasonable efforts to resume its performance with the least possible delay.

12.2 Termination on Force Majeure. If SpinCo’s performance under this Agreement is suspended or rendered impractical by reason of Force Majeure for a period in excess of thirty (30) days during the Term, the applicable Service Recipient shall have the right to terminate this Agreement with respect to the disrupted Services immediately upon written notice to SpinCo. An event of Force Majeure shall not operate to extend the Term or to limit amounts payable for Services rendered on or prior to the actual date of the event of Force Majeure.

ARTICLE XIII.

DISPUTES

13.1 Efforts Regarding Resolution Procedure. Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this ARTICLE XIII.

13.2 Appointed Representatives. Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representatives”).

13.3 Dispute Resolution Procedure. Except as otherwise provided in this Agreement or in any other Transaction Document, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any other Transaction Document or otherwise arising out of, or in any way related to, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (each, a “Transition Services Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Transition Services Agreement Dispute; provided, however, that: (a) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed twenty (20) days from the time of receipt by a Party of written notice of such Transition Services Agreement Dispute and (b) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. In the event that the Appointed Representatives are unable to resolve any Transition Services Agreement Dispute pursuant to this Section 13.3, either Party may immediately terminate this Agreement (in whole or in part) upon written notice to the other Party. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle a Transition Services Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

13.4 Survival of Dispute Resolution Obligations. Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this ARTICLE XIII regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE XIV.

MISCELLANEOUS

14.1 Notices(a) . All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by e-mail, (c) mailed by registered or certified mail, postage prepaid, return receipt requested or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or e-mail:

If to Merger Sub or any of the Acquired Entities to:

Kaleyra, Inc.

Via Marco D’Aviano, 2,

Milano MI, Italy

Attention: Dario Calogero

Email: dario.calogero@kaleyra.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

and

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: James L. Kelly

Ilya A. Bubel

Email: james.kelly@us.dlapiper.com

ilya.bubel@us.dlapiper.com

If to SpinCo or any of the SpinCo Entities to:

Vivial Inc.

160 Inverness Drive West

Suite 250

Englewood, CO 80112

Attention: Richard G. Hallé; Nick Continenza

Email: RHalle@vivial.net; ncontinenza@vivial.net

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 14.1, upon delivery, (x) if delivered by e-mail as provided in this Section 14.1, upon manual or electronic confirmation of delivery, (y) if delivered by mail as provided in this Section 14.1, upon the earlier of the fifth Business Day following mailing and receipt and (z) if delivered by overnight courier as provided in this Section 14.1, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 14.1). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

14.2 Assignment and Delegation. Except to the extent permitted by Section 1.4(e) of this Agreement with respect to SpinCo’s right to subcontract the Services, no Party shall assign or subcontract its rights, duties or obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.3 Independent Contractor. SpinCo is and shall remain at all times an independent contractor of the applicable Service Recipient in the performance of all Services hereunder and not as an agent, employee or joint venture counterparty of a Services Recipient. All employees and representatives of SpinCo or persons under contract or agreement with SpinCo to perform such Services shall be and remain employees, representatives or contractors solely of SpinCo and subject only to the supervision and control of SpinCo’s supervisory personnel. Each SpinCo shall have the sole right to exercise all authority with respect to such employees and representatives (including the right to select, hire, utilize and discharge such employees and representatives), such employees and representatives will be deemed to be employees or representatives, as applicable, of SpinCo for purposes of compensation and employee benefits, and in no event shall such employees and representatives be deemed to be employees or agents of a Services Recipient.

14.4 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

14.5 Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; provided, however, that (a) if the deletion of any provision of this Agreement frustrates an essential purpose(s) of the Agreement or material right(s) of a Party, then such Party may terminate this Agreement without further liability or obligation, and (b) absent such frustration and to the extent legally possible, the Parties shall seek in good faith to agree upon alternate provisions or arrangements to achieve the same purposes as the invalid, illegal or unenforceable provision. If such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.6 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Parties’ or any of their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than Parent, Merger Sub, SpinCo or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no Liability whatsoever (whether in contract, tort or otherwise) shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of Merger Sub, SpinCo, the Acquired Entities, the SpinCo Entities or any of their Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 14.6 shall relieve or otherwise limit the liability of Parent, Merger Sub, SpinCo or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments. The liability limitation provision in this Section 14.6 shall survive termination of this Agreement.

14.7 Interpretation. The headings contained in this Agreement or in any Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, clause or Schedule shall be to the Articles, clauses of, and Schedules to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and references to dollars or to $ are expressed in United States currency unless otherwise specifically indicated. To the extent computation of any amounts contemplated by this Agreement include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent, in accordance with the definition of “Spot Rate” set forth in the Merger Agreement. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article or Schedule, such reference shall be to an Article of or an Schedule to this Agreement unless otherwise indicated.

14.8 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

14.9 Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

14.10 No Third-Party Beneficiaries. Except for SpinCo and Service Recipients or as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the Parties, their respective affiliates and Service Recipients and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) the Merger Sub Indemnified Parties shall be third-party beneficiaries of the provisions set forth in Section 11.1(a), (b) the SpinCo Indemnified Parties shall be third-party beneficiaries of the provisions set forth in Section 11.1(b) and (c) the Related Parties shall be third-party beneficiaries of the provisions set forth in Section 14.6.

14.11 Governing Law. All matters relating to or arising out of this Agreement or the other transactions contemplated herein (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

14.12 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Subject to the terms of ARTICLE XIII, each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Subject to the terms of ARTICLE XIII, each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Subject to the terms of ARTICLE XIII, each hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.12.

14.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise, in accordance with the express provisions of this Section 14.13. The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of such other Party under this Agreement all in accordance with the terms of this Section 14.13. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 14.13.

14.14 Consent. To the extent a Party’s consent is required under this Agreement or the Schedules hereto, each Party agrees to act in good faith and not unreasonably withhold or delay such consent.

14.15 Conflict. In the event of any conflict between the terms of this Agreement and the Merger Agreement, the terms of this Agreement shall govern. In the event of any conflict between the terms of this Agreement and the Schedules hereto, the terms of the Schedules shall govern.

14.16 Execution of Agreement. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

VIVIAL MEDIA HOLDINGS, INC.

By:	/s/James Continenza
Name:	James Continenza
Title:	Chief Executive Officer

VOLCANO MERGER SUB, INC.

By:	/s/Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

[Signature Page to Transition Services Agreement]

Schedule A

Services Provided by SpinCo to Merger Sub for the Acquired Businesses

(See attached)